                      PARK PLACE ENTERTAINMENT CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                    (DOLLAR AMOUNTS IN MILLIONS)(UNAUDITED)

                                                     NINE MONTHS
                                                        ENDED
                                                    SEPTEMBER 30,                    YEARS ENDED DECEMBER 31,
                                                 -------------------   ----------------------------------------------------
                                                   1999       1998       1998       1997       1996       1995       1994
                                                 --------   --------   --------   --------   --------   --------   --------
Income from continuing operation before income
  taxes and minority interest (1)..............    $221       $214       $216       $131       $ 56       $126       $124

Add:
  Interest expense (1).........................      95         66         87         82         37         41         37
  Distributions from less than 50% owned
    companies..................................       4          2          6          4          3          6          6
  Interest component of rent expense (1)(2)....       2          1          1          2          2          1          1
                                                   ----       ----       ----       ----       ----       ----       ----
Earnings available for fixed charges...........    $322       $283       $310       $219       $ 98       $174       $168
                                                   ====       ====       ====       ====       ====       ====       ====

Fixed charges:
  Interest expense (1).........................    $ 95       $ 66       $ 87       $ 82       $ 37       $ 41       $ 37
  Capitalized interest.........................      37         16         25          9          7          2          6
  Interest component of rent expense (1)(2)....       2          1          1          2          2          1          1
                                                   ----       ----       ----       ----       ----       ----       ----
Total fixed charges............................    $134       $ 83       $113       $ 93       $ 46       $ 44       $ 44
                                                   ====       ====       ====       ====       ====       ====       ====

Ratio of earnings to fixed charges.............     2.4x       3.4x       2.7x       2.4x       2.1x       4.0x       3.8x
                                                   ====       ====       ====       ====       ====       ====       ====

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(1) Includes 50% owned companies.

(2) Assumed interest component to be one-third of rent expense.